Exhibit 99.4

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA AGREES TO SELL SOUTHERN GRAPHIC SYSTEMS

TO CITIGROUP VENTURE CAPITAL EQUITY PARTNERS FOR $410 Million

NEW YORK – November 14, 2005 – Alcoa today announced it has agreed to sell its Southern Graphic Systems Inc., packaging design and imaging business to Citigroup Venture Capital Equity Partners, LP (CVC) for approximately $410 million. The sale is expected to close by the end of December 2005.

Southern Graphic Systems provides innovative packaging design solutions to enhance brand identity on a global scale and shorten clients’ ‘time-to-market’ demands. The business became part of Alcoa through the acquisition of Reynolds Metals Company in 2000 and is being sold as the business is not core to the company.

Southern Graphic Systems, based in Louisville, Kentucky, has more than 30 locations in the United States, Canada, the U.K. and Mexico and has approximately 1,500 employees. Deutsche Bank served as a financial advisor to Alcoa on the transaction.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 131,000 employees in 43 countries and has been named one of the top three most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com

About Citigroup Venture Capital Equity Partners L.P.

Citigroup Venture Capital (CVC), one of the world’s oldest and largest private equity firms, currently manages $2.6 billion in private equity partnerships with major institutional investors. Founded in 1968, CVC has been the lead investor in over 200 transactions over the past two decades including numerous successful management buyouts for a broad range of sectors including technology, publishing/media, healthcare, business services and industrial growth.